NAME OF REGISTRANT
Franklin Value Investors Trust
File No. 811-05878

EXHIBIT ITEM No. 77M: Mergers

Pursuant to a Plan of Reorganization between the Franklin All Cap Value Fund (All Cap Fund) and the Franklin Small Cap Value Fund
(the Small Cap Fund), each a series of Franklin Value Investors Trust, the Small Cap Fund acquired substantially all of the assets of the All Cap Fund on April 1, 2016, in exchange solely for shares of the Small Cap Fund, and the distribution of such shares to the shareholders of the All Cap Fund.